FOR IMMEDIATE RELEASE	Contact: John H. Dahly Executive Vice President, Chief Financial Officer, Secretary and Treasurer 920-208-4107

FRESH BRANDS ANNOUNCES UP TO $10.5 MILLION OF AFTER-TAX CHARGES,
SUSPENDS CASH DIVIDENDS AND ANNOUNCES NET LOSS FOR 2003
Company Also Announces Increased Sales for 2003 and Fourth Quarter
and Receipt of Preliminary Terms of a Potential New Credit Facilit

SHEBOYGAN, WI, February 27, 2004, 7:00 A.M. Today, Fresh Brands, Inc. (Nasdaq: FRSH) announced after-tax charges of up to $10.5 million, or up to $2.11 per share, approximately half of which are expected to represent non-cash related charges. Approximately $6.9 million, or $1.39 per share, of these charges were recorded in the fourth quarter of 2003. Up to $3.6 million, or up to $0.72 per share, all of which are related to the closure of supermarkets, are expected to be recorded in 2004 as and when the company takes the final steps to close these supermarkets. It is expected that the majority of these charges will be recorded in the first half of 2004.

The company also announced its results of operations for 2003 and its fourth quarter. Largely as a result of the charges announced today, in the fourth quarter of 2003, the company recorded a net loss of $4.7 million, or $0.96 per share, compared to 2002 fourth quarter net earnings of $2.8 million, or $0.54 per diluted share. The company’s net loss for 2003 was $0.5 million, or $0.09 per share, compared to 2002 net earnings of $8.0 million, or $1.54 per diluted share.

The company’s sales in the fourth quarter of 2003 increased $19.3 million, or 13.2%, to $165.5 million, compared to 2002 fourth quarter sales. Sales for 2003 increased $38.9 million, or 6.3%, to $658.0 million, compared to 2002 sales.

Comparable store sales for the company’s owned and franchised supermarkets increased 11.9% during the fourth quarter of 2003 and 3.6% during 2003, compared to the same periods of 2002. However, both 2003 and the fourth quarter of fiscal 2003 had one more week than 2002 and the fourth quarter of fiscal 2002. Excluding the effects of the extra week, comparable store sales would have increased 3.2% in the fourth quarter of 2003 and 1.6% during 2003, compared to the same periods of 2002.

Net retail sales for the fourth quarter of 2003 increased $16.4 million, or 23.3%, to $86.9 million, compared to net retail sales in the fourth quarter of 2002. For 2003, net retail sales increased $25.7 million, or 8.4%, to $330.9 million, compared to net retail sales in 2002.

Net wholesale sales for the fourth quarter of 2003 increased $2.9 million, or 3.8%, to $78.6 million, compared to net wholesale sales in the fourth quarter of 2002. For 2003, net wholesale sales increased $13.2 million, or 4.2%, to $327.1 million, compared to net wholesale sales in 2002.

The after-tax charges announced today consist of:

•	up to $5.8 million due to the impairment of assets and other related closing costs of certain of our supermarkets, the majority of which are related to five underperforming corporate supermarkets and one underperforming franchised supermarket, all of which we will close in 2004;

•	$2.0 million related to potentially uncollectible franchisee receivables;

•	$1.4 million related to the write-off of the entire value of certain financial reporting and accounting software that was purchased in connection with the company’s business systems project in 2000, but which the company will not use;

•	$0.6 million associated with a potential underfunding assessment of the UFCW Unions and Employers Health Plan, which provides benefits to some of the company’s union employees;

•	an increase of $0.2 million in the company’s reserves for our self-funded health insurance plan due to higher than anticipated claims; and

•	$0.5 million of professional fees associated primarily with these charges, consulting services and the company’s executive officer searches.

“Last year was a challenging year for our company,” said Walter G. Winding, III, Fresh Brands’ independent chairman of the board. “Faced with our second consecutive year of disappointing financial results and our prior management’s inability to execute our strategic plan, our board made several difficult but important decisions, including terminating our chief financial officer and vice president – retail operations and agreeing to end our relationship with our chief executive officer. In each case, I am confident that we made the right decision. Since John Dahly has returned as our chief financial officer and Louis Stinebaugh was hired as our executive vice president – operations, our employees and our franchisees have been reinvigorated. While we have a great deal of work ahead of us, the changes in our management team will help our employees and franchisees, who have always been a strength of our business, do what they do best – operate top-notch grocery wholesale and retail operations that will reward our long-term shareholders with excellent performance.”

“The charges announced today relate primarily to operational issues that needed to be resolved for us to be able to improve our financial performance and condition going forward,” said John H. Dahly, Fresh Brands’ chief financial officer. “With these difficult but necessary decisions behind us, we will be better able to focus our efforts on placing a greater emphasis on improving the results of our current operations through a new focus on our in-store value proposition, emphasizing growth in our wholesale business and reducing our debt. This was our successful strategy for many years prior to 2000. I strongly believe that refocusing on successful implementation of these goals will further reinvigorate our franchise system, help us better compete in our markets and allow us to once again generate consistent, reliable cash flows and earnings, which we believe will ultimately result in significant benefits to our shareholders in the coming years.”

Suspension of Cash Dividend

The company also announced that its board of directors suspended indefinitely its quarterly cash dividends. “Our board fully recognizes the importance of rewarding our shareholders with a consistent cash dividend,” said Winding. “However, in light of the significant charges announced today, our recent financial performance and our current financial condition, our board decided it would be in the best long-term interests of our shareholders to suspend indefinitely our cash dividend. We will use the approximately $1.8 million of cash saved annually to help further reduce our debt and enhance our ability to fund potential wholesale growth opportunities as they may arise. Additionally, based on discussions with our existing and potential new bank lenders, we believe that suspending our cash dividend will facilitate our ability to enter into a new loan agreement providing more favorable terms to the company. The board strongly believes that our plans to reduce our debt and focus our resources on our wholesale operations will result in long-term benefits to the company and our shareholders.”

Preliminary Terms of Potential New Credit Facility

Fresh Brands also announced that it had recently received a preliminary term sheet for a potential new, secured three-year, $40 million revolving credit facility with two area banks. The potential new credit facility is intended to replace the company’s current unsecured $35 million revolving credit facility that expires on April 30, 2004 and is intended to provide the company with sufficient liquidity to fund all of its currently expected operational and capital needs for 2004. Based on the company’s current debt and expected cash flow, the interest rates to be initially paid under the new credit facility will be 175 to 200 basis points higher than LIBOR.

“We are encouraged by the proposed preliminary term sheet,” said Dahly. “Our banks have, of course, provided us with this proposed term sheet with a full understanding of the charges that we announced today. We believe that their desire to be our business partner shows that they are confident in our management team and that we will successfully put our recent financial results behind us.”

The preliminary term sheet is subject to standard terms, contingencies and conditions. The potential new credit agreement, which the company hopes to finalize and execute in mid-March, is expected to contain certain additional affirmative and negative covenant obligations, including financial covenants and covenants that restrict the company’s ability to repurchase its shares and pay cash dividends to its shareholders. There can be no assurances that a credit agreement will be entered into by such date, on the terms described above or at all. If the potential new credit agreement is not finalized by the mid-March deadline to file the company’s SEC Form 10-K annual report, then the company may likely need to delay filing its Form 10-K pending finalization of its new credit agreement.

Discussion of Charges and Financial Results

“The charges that we announced today are the result of several factors,” explained Dahly. “First, due to the difficult economy and intense competition in many of our markets and our prior management’s failure to timely respond to such competition, several of our corporate and franchised supermarkets have experienced ongoing and unabating financial performance problems. As a result, early in 2004, we decided to close five underperforming corporate supermarkets and one underperforming franchised supermarket, the financial performance of which we do not believe we could turn around without significant additional cost and management distraction. Although these closures will decrease our annualized sales by approximately $36 million, our resulting annualized net earnings should improve by approximately $2 million. The relative impact of these closures on our reported revenues and net earnings in 2004 will depend upon the actual timing of the closures.”

“Second, we further increased our reserve for potentially uncollectible franchisee receivables due to the continued ongoing underperformance of certain of our franchised supermarkets,” said Dahly. “However, under Louis Stinebaugh’s guidance and leadership, we have devised, and are in the process of implementing, aggressive turn-around plans for these supermarkets that we believe will be successful. As a result, other than the store closings announced today, we do not currently anticipate closing any stores in 2004.”

“Third, as part of our efforts to reduce our capital expenditures and other costs, we carefully reviewed all aspects of our $20 million business information systems project to ensure that each and every expenditure for this project maximizes the return on our investment,” said Dahly. “Unfortunately, we believe that a substantial investment in the services phase of this project was made for financial reporting and accounting software that we will not use because we believe that there likely are less costly alternatives that provide more effective management and operational solutions for our business. As a result, we recorded an impairment charge equal to the amount we invested in this software.”

“Finally, two of our charges relate to health care benefits that we provide to our employees. First, within the last year, several major corporate members of the UFCW Unions and Employers Health Plan, which provides benefits to our Wisconsin retail supermarket employees, have withdrawn from the plan. This has caused substantially less income for the plan. We believe that there may be additional withdrawals from the plan within the next several months, which would significantly impact the viability of the plan thus triggering an underfunding or withdrawal assessment,” said Dahly. “Additionally, our self-insured medical plan, which covers our office and warehouse employees, has incurred a recent substantial increase in claims. This has led us to conclude that our current reserves for our annual health costs must be increased.”

The increases in sales during the fourth quarter of 2003 were primarily due to:

•	increased sales due to the opening of two new market corporate and franchised supermarkets, the replacement of five existing supermarkets with new, larger and more competitive supermarkets and the remodeling and expansion of three corporate and franchised supermarkets;

•	the fact that the fourth quarter of 2003 had 13 weeks, whereas the fourth quarter of 2002 had only 12 weeks; and

•	the closure of competitive stores in seven of our markets in 2003.

The increase in the company’s sales as a result of these factors was partially offset by:

•	increasingly intense competition in several of our markets, including the opening of four new supermarkets, six new supercenters and several new value oriented food and general merchandise stores in our markets in 2003;

•	recent trends in customers’ purchasing habits, including an increasing number of customers limiting their purchases to deeply discounted items and by “trading down” their purchases by purchasing lower priced items, including our own ValuTime® and Everything is $1.00 line of value oriented products; and

•	the closure of one corporate and one franchised supermarket in 2003.

During the fourth quarter of 2003, the company repurchased approximately 94,000 shares of its common stock at an aggregate price of $1.2 million, solely to promote liquidity to shareholders in its retirement savings plan. As of January 4, 2004, the company will no longer provide such liquidity support to the retirement and savings plan. In 2003, the company repurchased a total of approximately 192,000 shares at an aggregate price of $2.7 million. As of the end of 2003, only approximately $1.1 million of the company’s board-authorized $30.0 million stock repurchase program remained available for additional stock repurchases. Due to anticipated credit facility restrictions, the recent results of the company’s operations and its focus on reducing its debt, the company does not currently anticipate making significant additional repurchases under its stock repurchase plan during 2004.

Conference Call Information

Fresh Brands' management will discuss the items disclosed in this press release in a conference call today at 1:00 P.M. central time (2:00 P.M. eastern time). The call can be accessed by dialing 1-800-640-9765 (leader is Mr. John Dahly).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets, 29 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located throughout Wisconsin and northern Illinois. For more information, please visit the company’s corporate web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward looking statements include statements about: (a) the amount of charges that we expect to record in 2004 related to the six supermarkets that we intend to close in 2004; (b) our new operational focus and the expected effect that our new operational focus will have on our future financial performance and condition; (c) the anticipated benefits to our shareholders of our new operational focus; (d) expectations regarding the number of supermarkets that we will close in 2004; (e) the effects of our plans to close certain of our corporate and franchised supermarkets, including the anticipated reduction in our future sales and increases in our future earnings; (f) our expectation that we will enter into a loan facility on the terms set forth in our preliminary term sheet, including particularly the interest rate, covenants and expected timing of the signing of the facility included in the term sheet; (g) the potential union health plan withdrawal or underfunding assessment that we may be required to pay; and (h) our plan not to make significant stock repurchases in 2004 . Such forward looking statements are subject to certain risks and uncertainties that may materially adversely affect our anticipated results. Such risks and uncertainties include, but are not limited to, the following: (1) our increasing capitalized lease and franchise guarantee amounts; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) the cost advantages that our competitors have as a result of their larger purchasing power and, in many cases, non-union workforces; (4) our ability to identify and convert new franchisee supermarkets; (5) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (6) our ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (7) the potential recognition of additional repositioning charges resulting from potential closures, conversions and consolidations of additional retail supermarkets due principally to the competitive nature of the industry and to the quality of our retail supermarket operators; (8) the potential recognition of additional reserves and/or write-offs relating to accounts receivable from our franchise operators; (9) the vacancy in our chief executive officer position; (10) our ability to obtain a waiver of our breach under our revolving credit agreement or an amendment to our revolving credit agreement and the restrictions that might be imposed in connection with any such waiver or amendment; (11) our ability to obtain a new, replacement or extended credit facility to replace our current revolving credit agreement that expires on April 30, 2004; (12) the cost and results of our new business information technology systems replacement project; and (13) the costs to implement the Sarbanes-Oxley Act of 2002. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward looking statements made herein and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Fresh Brands, Inc.
Consolidated Statement of Operations
(unaudited)

	For the 13- weeks ended	For the 12- weeks ended	For the 53- weeks ended	For the 52- weeks ended
	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
Net sales	$165,501,000	$146,155,000	$657,957,000	$619,075,000

Costs and expenses:

Cost of products sold	132,780,000	117,384,000	527,807,000	496,443,000

Selling and administrative expenses
	38,177,000	21,820,000	120,003,000	99,883,000

Depreciation and amortization	2,307,000	1,885,000	9,191,000	7,771,000

Interest expense (net)	518,000	548,000	2,256,000	1,871,000

Total costs and expenses	173,782,000	141,637,000	659,257,000	605,968,000

Earnings (loss) before income taxes	(8,281,000)	4,518,000	(1,300,000)	13,107,000

Income taxes	(3,549,000)	1,739,000	(827,000)	5,062,000

Net earnings (loss)	$(4,732,000)	$2,779,000	$(473,000)	$8,045,000

Earnings (loss) per share - basic	$(0.96)	$0.54	$(0.09)	$1.56

Earnings (loss) per share - diluted	$(0.96)	$0.54	$(0.09)	$1.54

Weighted average shares outstanding:

Basic	4,953,000	5,128,000	5,019,000	5,150,000

Diluted	4,953,000	5,175,000	5,019,000	5,231,000

Cash dividends per share of common stock	$0.09	$0.09	$0.36	$0.36

Note to Consolidated Statement of Operations

*  In accordance with guidance under Emerging Issues Task Force ("EITF") No. 02-16, "Accounting by a Customer for Certain Consideration Received from a Vendor," certain fiscal-year 2002 amounts previously reported have been reclassified to conform to the fiscal-year 2003 presentation.

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